Exhibit 99.1

Cannery Casino Resorts and Crown Terminate Merger Agreement; Crown to Make Investment into CCR

Cannery Casino Resorts to Receive $370 Million

LAS VEGAS, March 12, 2009 — Cannery Casino Resorts LLC (“CCR”) today announced that it has entered into an Agreement with Crown Limited (ASX: CWN) under which CCR will receive $370 million from Crown, which will consist of a $50 million cash fee and a $320 million non-voting investment in CCR, subject to appropriate regulatory approvals.  The Agreement terminates the previously announced Cannery Purchase Agreement whereby CCR was to be acquired by Crown.

“Today’s announcement puts CCR in an enviable position in the gaming industry with a strong balance sheet, ample liquidity, exciting new properties in Nevada and Pennsylvania, great growth opportunities and more certainty for our employees.  CCR will continue its tradition of excellence in serving local customers in Nevada and Pennsylvania with the highest value gaming experience,” said CCR’s co-CEO, Mr. Bill Paulos.

“We are well positioned to take advantage of market conditions to grow our brand and aggressively market our properties,” said Mr. Bill Wortman, CCR’s co-CEO.  “My business partner and I look forward to running and growing our business in conjunction with our financial partners at Oaktree Capital, and we are truly excited about Cannery’s future prospects in this time of dramatic change in the gaming industry.”

Stephen Kaplan, a Principal at Oaktree Capital, a significant investor in CCR, said, “I am pleased with our company’s relative performance in a difficult economic environment and am delighted that Crown’s investment puts CCR in a strong a financial position.”

Under the terms of the Agreement, CCR will receive a $50 million termination fee and a $320 million investment into Series B Non-Participating Units, which have no coupon and are not subject to mandatory redemption.

Separately, as part of the Agreement, CCR has granted Crown an option for two years to complete its purchase on terms consistent with the original Merger Agreement if Crown successfully completes its licensing process in the applicable jurisdictions.

In the event regulatory approvals for the investment are not received within 60 days (or 90 days if CCR elects to extend the period), Crown will not be issued with the Series B Non-Participating Units.  Instead, an additional fee of $200 million will be paid to CCR from the escrow, and Crown will invest $40 million into CCR for a 4.1% non-voting stake.

CCR is owned by Millennium Gaming, Inc. (58%), which is a joint venture between Bill Paulos and Bill Wortman, and entities managed by Oaktree Capital Management, L.P. through affiliates (42%).

About Cannery Casino Resorts

Cannery Casino Resorts, LLC, owns and operates the Cannery Casino & Hotel in North Las Vegas; the Rampart Casino within the Resort in Summerlin, also home of the J.W. Marriott Resort; and Eastside Cannery Casino & Hotel. The company also owns and operates the Meadows Racetrack & Casino in Washington County, PA. Cannery Casino Resorts can be reached at (702) 856-5300. The specific property websites are as follows: Cannery Casino & Hotel and Eastside Cannery Casino & Hotel, www.cannerycasinos.com; Rampart Casino, www.rampartcasino.com. The Meadows Racetrack & Casino can be reached at (724) 503-1200, (877) 824-5050, or by visiting www.meadowsgaming.com.

The Meadows Racetrack & Casino’s permanent casino facility is expected to open in April 2009.  Upon its completion, Cannery Casino Resorts will operate approximately 8,400 slots and 75 table games, and more than 720 hotel rooms throughout its properties.

About Oaktree Capital Management

Oaktree (GSTrUE: OAKTRZ) is a premier global alternative and non-traditional investment manager with over $49 billion in assets under management as of December 31, 2008. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, high yield and convertible bonds, specialized private equity (including power infrastructure), real estate, emerging market and Japanese securities, and mezzanine finance. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm today has over 540 employees and offices in 14 cities worldwide.

Contacts

Tom Willer

Cannery Casino Resorts LLC

702-856-5112